As filed with the U.S. Securities and Exchange Commission on January 24, 2025

Registration No. 333-283878

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 2

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Armlogi Holding Corp.
(Exact name of registrant as specified in its charter)

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Nevada	4220	92-0483179
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20301 East Walnut Drive North
Walnut, California, 91789
(888) 691-2911
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Aidy Chou
Chief Executive Officer
Armlogi Holding Corp.
20301 East Walnut Drive North
Walnut, California, 91789
(888) 691-2911
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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With a Copy to:

Ying Li, Esq.
Lisa Forcht, Esq.
Hunter Taubman Fischer & Li LLC
950 Third Avenue, 19th Floor
New York, NY 10022
(212) 530-2206

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Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 24, 2025

PRELIMINARY PROSPECTUS

ARMLOGI HOLDING CORP.

Up to 13,168,147 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 13,168,147 shares of common stock, par value $0.00001 per share (the “Common Stock”), of Armlogi Holding Corp., a Nevada corporation (the “Company,” “we,” “us,” or “our”), by YA II PN, LTD, a Cayman Islands exempt limited company (the “Selling Stockholder”). The shares of Common Stock to which this prospectus relates have been or may be issued by us to the Selling Stockholder pursuant to a standby equity purchase agreement, dated November 25, 2024 (the “Effective Date”), by and between the Company and the Selling Stockholder (the “SEPA”), from time to time after the date of this prospectus, upon the terms and subject to the conditions set forth in the SEPA.

Such shares of Common Stock include (i) up to 13,125,000 shares of Common Stock that may be issued to the Selling Stockholder pursuant to the SEPA, either in our sole discretion following an Advance Notice (as defined below) or pursuant to an Investor Notice (as defined below) and (ii) 43,147 shares of Common Stock that we issued to the Selling Stockholder on December 13, 2024 pursuant to the SEPA (the “Commitment Shares”), as partial consideration for its commitment to purchase shares of our Common Stock in one or more purchases that we may direct it to make, from time to time after the date of this prospectus, pursuant to the SEPA. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholder hereby. However, we may receive up to $50,000,000 aggregate gross proceeds from sales of Common Stock that we may elect to make to the Selling Stockholder pursuant to the SEPA after the date of this prospectus. See “The Standby Equity Purchase Agreement” on page 10 of this prospectus for a description of the SEPA and “Selling Stockholder” on page 16 of this prospectus for additional information regarding the Selling Stockholder.

The Selling Stockholder may sell or otherwise dispose of the Common Stock described in this prospectus in a number of different ways and at varying prices. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our Common Stock by the Selling Stockholder and any discounts, commissions, or concessions received by the Selling Stockholder are deemed to be underwriting discounts and commissions under the Securities Act. If any underwriters, dealers, or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of Common Stock to which this prospectus relates by the Selling Stockholder, including our legal and accounting fees. See the sections “About this Prospectus” on page ii and “Plan of Distribution” on page 24 of this prospectus for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

Shares of our Common Stock are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “BTOC.” On January 23, 2025, the last reported sale price for our Common Stock was $3.89 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated [•], 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) to register the securities described in this prospectus for resale by the Selling Stockholder who may, from time to time, sell the securities described in this prospectus.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section titled “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and any prospectus supplement filed by us with the SEC in connection with this offering, and the documents incorporated by reference herein and therein. Neither we nor the Selling Stockholder has authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in this prospectus and any applicable prospectus supplement is accurate only as of the date on its respective cover. Our business, financial condition, results of operations, and prospects may have changed since those dates. The Selling Stockholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

Unless otherwise indicated, information contained in this prospectus or any applicable prospectus supplement concerning our industry, including our market opportunity, is based on information from independent industry analysts, market research, publicly available information, and industry publications. The third-party sources from which we have obtained information are generally believed to be reliable, but we cannot assure you that such information is accurate or complete. Management estimates contained in this prospectus and any applicable prospectus supplement are based on assumptions made by us using our internal research data and our knowledge of such industry and market, including reference to publicly available information released by independent industry analysts and third-party sources, which we believe to be reasonable. In addition, while we believe such information is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Disclosure Regarding Forward-Looking Statements.”

For investors outside the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

Certain Definitions

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “2024 Annual Report” are to our annual report on Form 10-K (File No. 001-42099), filed with the SEC on September 26, 2024;

•        “Armlogi Holding” are to Armlogi Holding Corp., a corporation incorporated under the laws of the State of Nevada;

•        “China” or the “PRC” are to the People’s Republic of China;

•        “September 2024 Quarterly Report” are to our quarterly report on Form 10-Q (File No. 001-42099), filed with the SEC on November 14, 2024;

•        “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States; and

•        “we,” “us,” “our,” “our Company,” or the “Company” are to Armlogi Holding and its subsidiaries, as the case may be.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before you decide whether to purchase our securities in this offering. You should read this entire prospectus carefully, including the section titled “Risk Factors,” as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and our audited financial statements and related notes in the 2024 Annual Report, which are incorporated by reference into this prospectus.”

Business Overview

Our Company

We are a fast-growing U.S.-based warehousing and logistics service provider that offers a comprehensive package of supply-chain solutions relating to warehouse management and order fulfillment.

With the boom of e-commerce and Internet technology, along with the development of global supply chains, a growing number of merchants are seeking to sell their products through international e-commerce platforms, such as Amazon and eBay. These merchants, however, are confronted with major logistical challenges because of the complexities involved in shipping goods across borders. Specifically, when a foreign consumer places an order online, it can take a long time for the goods to be delivered from one country to another (especially for bulky items), while facing high damage rates and congestion during peak seasons. One of the solutions to such problems is to set up overseas warehouses, which are local storage facilities established in a foreign country where the cross-border merchants intend to sell their goods. Cross-border e-commerce merchants can export goods in batches in advance to overseas warehouses, which can then be delivered to overseas consumers once orders are placed via e-commerce platforms. As a result, the delivery time and the rate of damaged and lost packages may be reduced significantly, therefore enhancing the shopping experience of consumers.

We provide one-stop warehousing and logistics services to cross-border e-commerce merchants outside the U.S. who seek to sell in the U.S. market. As of the date of this prospectus, we operate 10 warehouses across the country, with an aggregate gross floor area of approximately 3,245,667 square feet. Aside from a nationwide footprint and large storage space, our warehouses are equipped with automated sorting systems, heavy-duty forklifts, and pallets and trays that are suitable for processing bulky items. As a one-stop warehousing and logistics service provider, we offer a full spectrum of services, including (i) customs brokerage services; (ii) transportation of merchandise to U.S. warehouses; and (iii) warehouse management and order fulfillment services, which further include (a) product storage and retrieval, (b) product packing and labeling, (c) kitting and repackaging, (d) order assembly and load consolidation, (e) inventory management and sales forecasting, (f) third-party distribution coordination, and (g) other value-added services. We also provide warehousing and logistics services to our U.S.-based commercial customers, who are typically domestic e-commerce merchants seeking efficient and reliable warehousing and logistics solutions to support their operations. In general, the warehousing and logistics services we provide to our domestic customers are similar to those we provide to our overseas customers. This allows us to provide integrated solutions for our customers, whether they need domestic or international warehousing and logistics support. As of September 30, 2024 and June 30, 2024 and 2023, we had an active customer base of 156, 105, and 83, respectively, for our warehousing and logistics services.

For the three months ended September 30, 2024 and 2023, we had total revenue of $42.5 million and $41.2 million, and a net loss of $4.6 million and net income of $2.8 million, respectively. For the fiscal years ended June 30, 2024 and 2023, we had total revenue of $167.0 million and $135.0 million, respectively, and net income of $7.4 million and $13.9 million, respectively. While we do not have any subsidiaries, assets, or employees in the PRC, we generate a significant part of our revenue from customers based in China. During the three months ended September 30, 2024 and the fiscal years ended June 30, 2024 and 2023, we generated approximately 85%, 96%, and 96% of our revenue from PRC-based customers, respectively.

Our Strengths

We believe the following strengths are essential for our success and differentiate us from our competitors:

•        quality warehousing and logistics services that meet ISO 9001 standards;

•        reasonable service fees and delivery fees due to the large volume of goods we process;

•        capability of providing efficient and low-error warehousing services by leveraging warehouse and order management technology; and

•        an experienced management team with strong financial and operational expertise.

Growth Strategies

We intend to develop our business and strengthen our brand loyalty by implementing the following strategies:

•        expand and diversify our customer base and geographic coverage;

•        enhance our customers’ supply chain efficiency by expanding the breadth and depth of our solutions and services;

•        further invest in supply chain technologies to drive sustainable growth; and

•        pursue additional strategic and financially attractive acquisitions.

Organizational Structure

We were incorporated under the laws of the State of Nevada as a corporation on September 27, 2022. As of the date of this prospectus, we hold 100% of the equity interests in Armstrong Logistic Inc. (“Armstrong Logistic”), a company incorporated on April 16, 2020 under the laws of the State of California, which holds 100% of the equity interests in the following entities:

•        (i) Armlogi Truck Dispatching LLC, a limited liability company wholly owned by Armstrong Logistic, which was organized on February 26, 2021 under the laws of the State of California;

•        (ii) AndTech Trucking LLC, a limited liability company wholly owned by Armstrong Logistic, which was organized on May 7, 2021 under the laws of the State of California;

•        (iii) Amlogi Trucking LLC, a limited liability company wholly owned by Armstrong Logistic, which was organized on March 25, 2021 under the laws of the State of California;

•        (iv) Armlogi Group LLC, a limited liability company wholly owned by Armstrong Logistic, which was organized on October 19, 2021 under the laws of the State of California; and

•        (v) ANDTECH Customs Broker LLC, a limited liability company wholly owned by Armstrong Logistic, which was organized on June 8, 2021 under the laws of the State of California.

For more details on our corporate history, please refer to “Part I — Item 1. Business — Organizational Structure” in the 2024 Annual Report.

Corporate Information

Our principal executive office is located at 20301 East Walnut Drive North, Walnut, California, 91789. Our telephone number is (888) 691-2911 and our website address is www.armlogi.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

Standby Equity Purchase Agreement with the Selling Stockholder

On the Effective Date, we entered into the SEPA with the Selling Stockholder. Pursuant to the SEPA, the Selling Stockholder will advance to the Company, subject to the satisfaction of certain conditions as set forth therein, the principal amount of $21 million (the “Pre-Paid Advance”), which will be evidenced by convertible promissory notes

(the “Promissory Notes”) in three tranches. The Promissory Notes will accrue interest on the outstanding principal balance at an annual rate equal to 0%, which shall increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Promissory Notes) for so long as such event remains uncured. The Promissory Notes will mature on November 25, 2026, which may be extended at the option of the Selling Stockholder. The Promissory Notes are convertible at a conversion price equal to the lower of (i) $7.5937 per share or (ii) 94% of the lowest daily VWAP (as defined below) during the five consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which is $1.1880 per share, subject to adjustment from time to time in accordance with the terms contained in the Promissory Notes) (the “Conversion Price”).

The first tranche of the Pre-Paid Advance was disbursed on November 25, 2024 (the “First Pre-Advance Closing”) in the principal amount of $5 million. The second tranche of the Pre-Paid Advance will be in the principal amount of $5 million and advanced on the second trading day after the filing of the registration statement of which this prospectus forms a part (the “Second Pre-Advance Closing). The third tranche of the Pre-Paid Advance will be in the principal amount of $11 million and advanced on the second trading day after the registration statement of which this prospectus forms a part becomes effective (the “Third Pre-Advance Closing) (each of the First Pre-Advance Closing, the Second Pre-Advance Closing, and the Third Pre-Advance Closing are individually referred to as a “Pre-Advance Closing,” and collectively referred to as the “Pre-Advance Closings”). At each Pre-Advance Closing, the Selling Stockholder advanced, and is expected to advance, to the Company the principal amount of the applicable tranche of the Pre-Paid Advance, less a discount in the amount equal to 10% of the principal amount of such tranche of the Pre-Paid Advance netted from the purchase price due and structured as an original issue discount.

Pursuant to the SEPA, and upon the satisfaction of the conditions to the Selling Stockholder’s purchase obligation set forth in the SEPA, including the registration of shares of Common Stock issuable pursuant to the SEPA for resale, we will have the right, from time to time, until December 1, 2026, to require the Selling Stockholder to purchase up to $50 million of shares of our Common Stock, subject to certain limitations and conditions set forth in the SEPA, by delivering written notice to the Selling Stockholder (each, an “Advance Notice”).

If there is no balance outstanding under a Promissory Note, we may, in our sole discretion, select the amount of the advance that we desire to issue and sell to the Selling Stockholder in each Advance Notice, subject to a maximum limit equal to 100% of the average of the daily volume traded of the Company’s Common Stock on Nasdaq for the five consecutive trading days immediately preceding the delivery of an Advance Notice (“Maximum Advance Amount”). If there is a balance outstanding under a Promissory Note, we may only submit an Advance Notice (i) if an Amortization Event (as defined in the Promissory Notes) has occurred and our obligation to make prepayments under the Promissory Notes has not ceased, and (ii) the aggregate purchase price owed to us from such Advances (“Advance Proceeds”) will be paid by the Selling Stockholder by offsetting the amount of the Advance Proceeds against an equal amount outstanding under the Promissory Notes. Pursuant to an Advance Notice, the shares will be issued and sold to the Selling Stockholder at a per share price equal to, at the election of the Company as specified in the relevant Advance Notice: (i) 95% of the Market Price (as defined below) for any period commencing on the receipt of the Advance Notice by the Selling Stockholder (or, if the Advance Notice is submitted to the Selling Stockholder prior to 9:00 a.m. Eastern Time, the opening of trading on such day) and ending on 4:00 p.m. Eastern time on the applicable Advance Notice date (the “Option 1 Pricing Period”), or (ii) 97% of the Market Price for any three consecutive trading days commencing on the day such Advance Notice is delivered (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”).

For so long as there is a balance outstanding under a Promissory Note, the Selling Stockholder, at its sole discretion, may deliver to us a notice (“Investor Notice”), to cause an Advance Notice to be deemed delivered to the Selling Stockholder and the issuance of shares of our Common Stock to the Selling Stockholder pursuant to an Advance. The Selling Stockholder may select the amount of the Advance pursuant to an Investor Notice which shall not exceed the limitations set forth in the SEPA, provided that the amount of the Advance selected shall not exceed the balance owed under all Promissory Notes outstanding on the date of delivery of the Investor Notice. The shares will be issued and sold to the Selling Stockholder pursuant to an Investor Notice at a per share price equal to the Conversion Price that would be applicable to the amount of the Advance selected by the Selling Stockholder if such amount were to be converted as of the date of delivery of the Investor Notice. The Selling Stockholder will pay the purchase price for such shares to be issued pursuant to the Investor Notice by offsetting the amount of the purchase price to be paid by the Selling Stockholder against an amount outstanding under the Promissory Notes.

We paid the Selling Stockholder a structuring fee of $25,000 and agreed to pay the Selling Stockholder a commitment fee totaling $500,000 (the “Commitment Fee”). One-half of the Commitment Fee was paid through the issuance of 43,147 shares of Common Stock to the Selling Stockholder pursuant to the SEPA. The remaining one-half of the Commitment Fee is expected to be paid on the three-month anniversary of the Effective Date in cash (or by way of an Advance).

Under applicable Nasdaq listing rules and pursuant to the SEPA, in no event may we issue or sell to the Selling Stockholder shares of Common Stock in excess of 8,322,636 shares of Common Stock (the “Exchange Cap”), which is 19.9% of the shares of Common Stock outstanding immediately prior to the Effective Date, unless we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap. In any event, we may not issue or sell any shares of our Common Stock under the SEPA if such issuance or sale would breach any applicable Nasdaq listing rules.

Actual sales of shares of Common Stock to the Selling Stockholder under the SEPA will depend on a variety of factors, which may include, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our business and operations.

The SEPA will automatically terminate on the earliest to occur of (i) December 1, 2026, provided that if any Promissory Notes are then outstanding, such termination will be delayed until such date that the outstanding balance of any Promissory Note has been repaid or any outstanding Promissory Note has been otherwise terminated in accordance with its terms, or (ii) the date on which the Selling Stockholder shall have purchased from us under the SEPA $50 million of shares of Common Stock. We have the right to terminate the SEPA upon five trading days’ prior written notice to the Selling Stockholder, provided that there are no outstanding Advance Notices under which we are yet to issue shares of Common Stock and provided that we have paid all amounts owed to the Selling Stockholder pursuant to the SEPA and the Promissory Notes. We and the Selling Stockholder may also agree to terminate the SEPA by mutual written consent. Neither we nor the Selling Stockholder may assign or transfer our respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by us or the Selling Stockholder other than by an instrument in writing signed by both parties.

The description of the SEPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SEPA, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

See “The Standby Equity Purchase Agreement” on page 10 of this prospectus for additional information.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

THE OFFERING

Shares of Common Stock offered by the Selling Stockholder	Up to 13,168,147 shares of Common Stock
Shares of Common Stock outstanding prior to the offering	41,677,147 shares of Common Stock(1)
Shares of common stock after giving effect to the issuance of the shares registered for resale hereunder	54,802,147 shares of Common Stock(1)
Use of proceeds

We will not receive any proceeds from the resale of shares of Common Stock included in this prospectus by the Selling Stockholder. However, we expect to receive proceeds from sales of Common Stock that we may elect to make to the Selling Stockholder pursuant to the SEPA, if any, from time to time in our discretion. The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Stockholder after the date of this prospectus. See the section of this prospectus titled “The Standby Equity Purchase Agreement” for a description of how the price we may sell shares of Common Stock to the Selling Stockholder is calculated pursuant to the SEPA.

We currently intend to use the net proceeds that we receive from sales of our Common Stock to the Selling Stockholder, if any, under the SEPA primarily for working capital. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have not yet identified nor entered into preliminary negotiations with any specific acquisition or investment target and do not have any agreements for acquisitions or investments as of the date of this prospectus. See “Use of Proceeds” on page 13 of this prospectus for additional information.

Market for Common Stock	Our Common Stock is listed on the Nasdaq Global Market under the symbol “BTOC.”
Risk Factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of factors you should consider before making a decision to invest in our securities.

____________

(1)      The number of shares of Common Stock to be outstanding immediately before this offering, as shown above, is as of January 23, 2025. The number of shares of Common Stock to be outstanding immediately after this offering, as shown above, is based on 41,677,147 shares of Common Stock outstanding as of January 23, 2025.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you decide whether to purchase our securities in this offering, you should consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in the 2024 Annual Report, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC. If any of the risks described below or incorporated by reference actually occur, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the market price of our Common Stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and stock price.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the SEPA to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

On November 25, 2024, we entered into the SEPA with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to $50 million of shares of Common Stock, subject to certain limitations and conditions set forth in the SEPA. The shares of Common Stock that may be issued under the SEPA may be sold by us to the Selling Stockholder at our discretion from time to time for a period of up to 24 months following the execution of the SEPA, unless the SEPA is earlier terminated.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to the Selling Stockholder under the SEPA. Generally, sales of our Common Stock, if any, to the Selling Stockholder under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some, or none of the shares of our Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the SEPA.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock that we may elect to sell to the Selling Stockholder under the SEPA, if any, will fluctuate based on the market prices of our Common Stock prior to each advance made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Stockholder under the SEPA, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the SEPA, if any.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the SEPA, we will generally have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of Common Stock to the Selling Stockholder pursuant to the SEPA, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some, or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Sales of a substantial number of our securities in the public market by our existing stockholders could cause the price of our shares of Common Stock to fall.

The Selling Stockholder can resell, under this prospectus, up to 13,168,147 shares of Common Stock, consisting of (i) up to 13,125,000 shares of Common Stock that we may elect to sell to the Selling Stockholder, from time to time from and after the Effective Date pursuant to the SEPA, and (ii) the 43,147 shares of Common Stock we issued to the Selling Stockholder pursuant to the SEPA, as partial consideration for its commitment to purchase shares of Common Stock that we may direct the Selling Stockholder to purchase from us pursuant to the SEPA, from time to time after the date of this prospectus and during the term of the SEPA. If all of the 13,168,147 shares offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of January 23, 2025 (without taking into account the 19.99% exchange cap limitation), such shares would represent approximately 24.03% of the total number of shares of Common Stock outstanding and approximately 53.87% of the total number of outstanding shares of Common Stock held by non-affiliates of our Company, in each case as of January 23, 2025.

Sales of a substantial number of our shares of Common Stock in the public market by the Selling Stockholder and/or by our other existing stockholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results, and cash flows.

Risks Related to the Ownership of Our Securities

Future sales of our Common Stock could lower our stock price and dilute existing stockholders.

We may, in the future, sell additional shares of Common Stock in subsequent public or private offerings. We cannot predict the size or terms of future issuances of our Common Stock or the effect, if any, that future sales and issuances of shares of our Common Stock will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Stock. In addition, these sales may be dilutive to existing stockholders.

We may fail to meet our publicly announced guidance or other expectations about our business, which would cause our stock price to decline.

We may provide guidance regarding our expected financial and business performance, such as projections regarding sales and production, as well as anticipated future revenue, gross margins, profitability, and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and our guidance may not ultimately be accurate. Our guidance is based on certain assumptions such as those relating to anticipated production and sales volumes and average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance is not accurate or varies from actual results due to our inability to meet our assumptions or the impact on our financial performance that could occur as a result of various risks and uncertainties, the market value of our Common Stock could decline significantly.

We do not intend to pay dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

•        our ability to execute our growth strategies, including our ability to meet our goals;

•        current and future economic and political conditions;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        our ability to attract clients and further enhance our brand recognition;

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        trends and competition in the warehousing and logistics industry; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

THE STANDBY EQUITY PURCHASE AGREEMENT

On the Effective Date, we entered into the SEPA with the Selling Stockholder. Pursuant to the SEPA, the Selling Stockholder will advance to the Company, subject to the satisfaction of certain conditions as set forth therein, the principal amount of $21 million, which will be evidenced by Promissory Notes in three tranches. The Promissory Notes will accrue interest on the outstanding principal balance at an annual rate equal to 0%, which shall increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Promissory Notes) for so long as such event remains uncured. The Promissory Notes will mature on November 25, 2026, which may be extended at the option of the Selling Stockholder. The Promissory Notes are convertible at a conversion price equal to the lower of (i) $7.5937 per share or (ii) 94% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which is $1.1880 per share, subject to adjustment from time to time in accordance with the terms contained in the Promissory Notes).

The first tranche of the Pre-Paid Advance was disbursed on November 25, 2024 in the principal amount of $5 million. The second tranche of the Pre-Paid Advance will be in the principal amount of $5 million and advanced on the second trading day after the filing of the registration statement of which this prospectus forms a part. The third tranche of the Pre-Paid Advance will be in the principal amount of $11 million and advanced on the second trading day after the registration statement of which this prospectus forms a part becoming effective. At each Pre-Advance Closing, the Selling Stockholder advanced, and is expected to advance, to the Company the principal amount of the applicable tranche of the Pre-Paid Advance, less a discount in the amount equal to 10% of the principal amount of such tranche of the Pre-Paid Advance netted from the purchase price due and structured as an original issue discount.

Pursuant to the SEPA, and upon the satisfaction of the conditions to the Selling Stockholder’s purchase obligation set forth in the SEPA, including the registration of shares of Common Stock issuable pursuant to the SEPA for resale, we will have the right, from time to time, until December 1, 2026, to require the Selling Stockholder to purchase up to $50 million of shares of our Common Stock, subject to certain limitations and conditions set forth in the SEPA, by delivering Advance Notices to the Selling Stockholder.

If there is no balance outstanding under a Promissory Note, we may, in our sole discretion, select the amount of the advance that we desire to issue and sell to the Selling Stockholder in each Advance Notice, subject to a maximum limit equal to 100% of the average of the daily volume traded of the Company’s Common Stock on Nasdaq for the five consecutive trading days immediately preceding the delivery of an Advance Notice. If there is a balance outstanding under a Promissory Note, we may only submit an Advance Notice (i) if an Amortization Event (as defined in the Promissory Notes) has occurred and our obligation to make prepayments under the Promissory Notes has not ceased, and (ii) the aggregate purchase price owed to us from such Advances will be paid by the Selling Stockholder by offsetting the amount of the Advance Proceeds against an equal amount outstanding under the Promissory Notes. Pursuant to an Advance Notice, the shares will be issued and sold to the Selling Stockholder at a per share price equal to, at the election of the Company as specified in the relevant Advance Notice: (i) 95% of the Market Price (as defined below) for any period commencing on the receipt of the Advance Notice by the Selling Stockholder (or, if the Advance Notice is submitted to the Selling Stockholder prior to 9:00 a.m. Eastern Time, the opening of trading on such day) and ending on 4:00 p.m. Eastern time on the applicable Advance Notice date, or (ii) 97% of the Market Price for any three consecutive trading days commencing on the day such Advance Notice is delivered. “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume weighted average price of the Common Stock on Nasdaq as reported by Bloomberg L.P. (“VWAP”) during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Common Stock during the Option 2 Pricing Period. If, with respect to an Option 1 Pricing Period, the total number of shares of Common Stock traded on Nasdaq during the applicable Pricing Period is less than the Volume Threshold (as defined below), then the number of shares of Common Stock issued and sold pursuant to such Advance Notice will be reduced to the greater of (a) 30% of the trading volume of the Common Stock on Nasdaq during the relevant Pricing Period as reported by Bloomberg L.P. or (b) the number of shares of Common Stock sold by the Selling Stockholder during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice. “Volume Threshold” is defined as a number of shares of Common Stock equal to the quotient of (a) the number of shares requested by the Company in the Advance Notice divided by (b) 0.30. “Amortization Event” is defined as (i) the daily VWAP of our Common Stock is less than the floor price then in effect for five trading days during a period of seven consecutive trading days, (ii) we have issued to the Selling Stockholder, pursuant to the transactions contemplated in the Promissory Notes and the SEPA, in excess of 99% of the shares of Common Stock available under the Exchange Cap, where applicable, or (iii) any time after 75 days from the date of the issuance of the Promissory Notes, the Selling Stockholder is unable to utilize a registration statement to resell the shares of Common Stock issuable upon the conversion of the Promissory Notes for a period of ten (10) consecutive trading days.

For so long as there is a balance outstanding under a Promissory Note, the Selling Stockholder, at its sole discretion, may deliver to us an Investor Notice, to cause an Advance Notice to be deemed delivered to the Selling Stockholder and the issuance of shares of our Common Stock to the Selling Stockholder pursuant to an Advance. The Selling Stockholder may select the amount of the Advance pursuant to an Investor Notice which shall not exceed the limitations set forth in the SEPA, provided that the amount of the Advance selected shall not exceed the balance owed under all Promissory Notes outstanding on the date of delivery of the Investor Notice. The shares will be issued and sold to the Selling Stockholder pursuant to an Investor Notice at a per share price equal to the Conversion Price that would be applicable to the amount of the Advance selected by the Selling Stockholder if such amount were to be converted as of the date of delivery of the Investor Notice. The Selling Stockholder will pay the purchase price for such shares to be issued pursuant to the Investor Notice by offsetting the amount of the purchase price to be paid by the Selling Stockholder against an amount outstanding under the Promissory Notes.

We paid the Selling Stockholder a structuring fee of $25,000 and agreed to pay the Selling Stockholder the Commitment Fee totaling $500,000. One-half of the Commitment Fee was paid through the issuance of 43,147 shares of Common Stock to the Selling Stockholder pursuant to the SEPA. The remaining one-half of the Commitment Fee is expected to be paid on the three-month anniversary of the Effective Date in cash (or by way of an Advance).

Under applicable Nasdaq listing rules and pursuant to the SEPA, in no event may we issue or sell to the Selling Stockholder shares of Common Stock in excess of 8,322,636 shares of Common Stock, which is 19.9% of the shares of Common Stock outstanding immediately prior to the Effective Date, unless we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap. In any event, we may not issue or sell any shares of our Common Stock under the SEPA if such issuance or sale would breach any applicable Nasdaq listing rules.

Actual sales of shares of Common Stock to the Selling Stockholder under the SEPA will depend on a variety of factors, which may include, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our business and operations.

In addition, we may not issue or sell any shares of Common Stock to the Selling Stockholder under the SEPA or under the Promissory Notes, which, when aggregated with all other shares of Common Stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder and its affiliates beneficially owning more than 4.99% of the then-outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). However, the Beneficial Ownership Limitation does not prevent the Selling Stockholder from selling some or all of the shares of Common Stock it acquires and then acquiring additional shares, consequently resulting in the Selling Stockholder being able to sell in excess of the 4.99% Beneficial Ownership Limitation despite not holding more than 4.99% of our outstanding shares of Common Stock at any given time.

The net proceeds to us under the SEPA (other than the three tranches of the $21 million Pre-Paid Advance) will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Stockholder. We expect that any proceeds received by us from such sales to the Selling Stockholder will be used for working capital. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present agreements to enter into any acquisitions or investments.

The Selling Stockholder has agreed that, except as otherwise expressly provided in the SEPA, it and its affiliates will not engage in any short sales of the Common Stock during the term of the SEPA.

The SEPA will automatically terminate on the earliest to occur of (i) December 1, 2026, provided that, if any Promissory Notes are then outstanding, such termination will be delayed until such date that the outstanding balance of any Promissory Note has been repaid or any outstanding Promissory Note has been otherwise terminated in accordance with its terms, or (ii) the date on which the Selling Stockholder shall have purchased from us under the SEPA $50 million of shares of Common Stock. We have the right to terminate the SEPA upon five trading days’ prior written notice to the Selling Stockholder, provided that there are no outstanding Advance Notices under which we are yet to issue shares of Common Stock and provided that we have paid all amounts owed to the Selling Stockholder pursuant to the SEPA and the Promissory Notes. We and the Selling Stockholder may also agree to terminate the SEPA by mutual written consent. Neither we nor the Selling Stockholder may assign or transfer our respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by us or the Selling Stockholder other than by an instrument in writing signed by both parties.

The SEPA contains customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties, and covenants contained in the SEPA were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The description of the SEPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SEPA, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock that we may elect to sell to the Selling Stockholder under the SEPA, if any, will fluctuate based on the market prices of our Common Stock during the applicable Pricing Period, as of the date of this prospectus we cannot reliably predict the number of shares of Common Stock that we will sell to the Selling Stockholder under the SEPA, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of January 23, 2025, there were 41,677,147 shares of Common Stock outstanding, of which 11,317,147 shares were held by non-affiliates. If all of the 13,168,147 shares offered for resale by the Selling Stockholder under the registration statement of which this prospectus forms a part were issued and outstanding as of January 23, 2025 (without taking into account the 19.99% exchange cap limitation), such shares would represent approximately 24.03% of the total number of shares of our Common Stock outstanding and approximately 53.87% of the total number of outstanding shares of Common Stock held by non-affiliates.

Although the SEPA provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the SEPA, direct the Selling Stockholder to purchase shares of our Common Stock from us in one or more advances under the SEPA, for a maximum aggregate purchase price of up to $50 million, only 13,168,147 shares of Common Stock are being registered for resale under the registration statement of which this prospectus forms a part. While the market price of our Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by the Selling Stockholder under the SEPA for shares of our Common Stock, if any, may also fluctuate, in order for us to receive the full amount of the Selling Stockholder’ commitment under the SEPA, it is possible that we may need to issue and sell more than the number of shares being registered for resale under the registration statement of which this prospectus forms a part.

If it becomes necessary for us to issue and sell to the Selling Stockholder more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $50 million under the SEPA, we must first (i) to the extent necessary, obtain stockholder approval prior to issuing shares of the Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of Common Stock, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Common Stock to the Selling Stockholder under the SEPA. The number of shares of our Common Stock ultimately offered for resale by the Selling Stockholder depends upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Stockholder under the SEPA.

USE OF PROCEEDS

All of the shares of our Common Stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own respective account. We will not receive any of the direct proceeds from these sales. However, we expect to receive proceeds under the SEPA from sales of Common Stock that we may elect to make to the Selling Stockholder pursuant to the SEPA, if any, from time to time in our discretion. See the section of this prospectus titled “Plan of Distribution” elsewhere in this prospectus for more information.

We currently expect to use any net proceeds we receive under the SEPA primarily for working capital. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement our business, although we have not yet identified nor entered into preliminary negotiations with any specific acquisition or investment target and do not have any agreements for acquisitions or investments as of the date of this prospectus. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds and could utilize the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our securities.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the Selling Stockholder under this prospectus.

DIVIDEND POLICY

As of the date of this prospectus, we have not paid any cash dividends on our Common Stock, and our board of directors intends to continue a policy of retaining earnings, if any, for use in our operations. We are organized under the Nevada Revised Statutes (the “NRS”), which prohibits the payment of a dividend if, after giving it effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities. Any determination by our board of directors to pay dividends in the future to stockholders will be dependent upon our operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions, and any other factors deemed appropriate by our board of directors.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the Selling Stockholder of up to 13,168,147 shares of Common Stock that have been and may be issued by us to the Selling Stockholder under the SEPA. For additional information regarding the shares of Common Stock included in this prospectus, see the section titled “The Standby Equity Purchase Agreement” above.

We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the SEPA we entered into with the Selling Stockholder, in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the SEPA, and as set forth in the section titled “Plan of Distribution” in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder and reflects holdings as of January 23, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered” represents all of the shares of Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all, or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 41,677,147 shares of our Common Stock outstanding on January 23, 2025. Because the purchase price to be paid by the Selling Stockholder for shares of Common Stock, if any, that we may elect to sell to the Selling Stockholder in one or more advances from time to time under the SEPA will fluctuate based on the market prices of our Common Stock during the applicable Pricing Period, the actual number of shares of Common Stock that we may sell to the Selling Stockholder under the SEPA may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of Common Stock being offered for resale pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholder has sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholder, the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.

	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock Being Offered(2)	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Name of Selling Stockholder	Number(1)	Percent		Number	Percent
YA II PN, LTD.(3)	2,186,650	4.99	13,168,147	—	—

____________

(1)      Represents the 43,147 shares of Common Stock we issued to the Selling Stockholder on December 13, 2024 as Commitment Shares in partial consideration for entering into the SEPA with us and 2,143,503 shares of Common Stock issuable upon conversion of the Promissory Notes. The Promissory Notes are convertible at conversion prices in accordance with the terms contained in the Promissory Notes, provided that we may not issue or sell any shares of Common Stock to the Selling Stockholder under the SEPA or under the Promissory Notes, which, when aggregated with all other shares of Common Stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder and its affiliates beneficially owning more than 4.99% of the then-outstanding shares of Common Stock, or would exceed the Exchange Cap, unless we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap. Thus, the number of shares of Common Stock beneficially owned by the Selling Stockholder as of the date of this filing was 2,186,650 shares, which is 4.99% of the assumed outstanding shares of Common Stock, based on the conversion of 2,143,503 shares from the Promissory Notes.

(2)      Assumes the sale of all shares being offered pursuant to this prospectus.

(3)      The Selling Stockholder is a fund managed by Yorkville Advisors Global, LP (the “IM”). Yorkville Advisors Global II, LLC is the General Partner of the IM. Investment decisions for the Selling Stockholder are made by Mr. Mark Angelo. The business address of the Selling Stockholder is 1012 Springfield Avenue, Mountainside, NJ 07092.

MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers.

Name	Age	Position(s)
Aidy Chou	67	Chief Executive Officer, President, Director, and Chairman of the Board of Directors
Sheng-Kai (Scott) Hsu	43	Chief Financial Officer
Tong Wu	56	Secretary, Treasurer, and Director
Kwong Sang Liu	62	Independent Director
Russell Morgan	64	Independent Director
Florence Ng	61	Independent Director

The following is a brief biography of each of our executive officers and directors:

Mr. Aidy Chou has served as our President and director since February 2023, and our Chief Executive Officer and Chairman of the Board of Directors since April 2023. Mr. Chou also served as our Chief Financial Officer from April 2023 to August 2023. As a co-founder of Armstrong Logistic, Mr. Chou has served as its chief executive officer since July 2022 and its chief financial officer since April 2020, responsible for high-level strategizing and business planning, as well as the company’s overall financial management and internal control. From September 2003 to May 2023, Mr. Chou also established and served as the chief executive office and chief financial officer at Advance Tuner Warehouse Inc., where he was responsible overseeing the company’s overall financial management and day-to-day operations. With approximately two decades of experience managing multimillion-dollar business operations at Advance Tuner Warehouse Inc., Mr. Chou has established himself as a skilled finance professional. Mr. Chou received his bachelor’s degree in Economics from National Taiwan University in 1984.

Mr. Sheng-Kai (Scott) Hsu has served as our Chief Financial Officer since January 2025. Mr. Hsu has served as the accounting lead of the Company since July 2024, bringing financial management expertise from the manufacturing and wholesale sectors. From July 2023 to June 2024, Mr. Hsu served as a finance controller at PARPRO Technologies Inc., where he was responsible for managing finance teams across the U.S. and Mexico to ensure compliance with U.S. GAAP and international standards. From August 2019 to April 2022, Mr. Hsu served as the accounting lead at Absen Inc., where he played a key role in enhancing the company’s financial processes and systems. Mr. Hsu has been a Certified Public Accountant since 2023 and a Certified Management Accountant since 2020. Mr. Hsu received his bachelor’s degree in Finance from Yuan-Ze University in January 2005 and a master’s degree in Finance from Johns Hopkins University in December 2014.

Mr. Tong Wu has served as our Secretary and director since September 2022, and our Treasurer since February 2023. Mr. Wu has extensive experience in the third-party logistics industry. As a co-founder of Armstrong Logistic, Mr. Wu has served as its chief administrative officer since April 2020, responsible for the management of day-to-day operations and overseeing specific departments such as sales, marketing, and human resources. From March 2018 to April 2020, Mr. Wu served as a self-employed portfolio manager, overseeing a diverse range of investments exceeding $10 million in aggregate. His investment portfolio extended across the U.S., Hong Kong, Brazil, and other countries, encompassing a wide array of assets, including securities, real estate, and business ventures. Mr. Wu received his bachelor’s degree in Economics from Inner Mongolia Open University in 1992 and his MBA degree from University of South Wales in 2022.

Mr. Kwong Sang Liu has served as our independent director since May 2024. Since May 1997, Mr. Liu has served as the director and sole proprietor of K.S. Liu & Company, CPA Limited, a certified public accounting firm he founded. With over 20 years of experience as a practicing accountant in Hong Kong, Mr. Liu specializes in providing consulting services related to audit, taxation, and corporate finance. He also currently serves as a non-executive director in a number of Hong Kong and U.S. Stock Exchange listed companies, including abc Multiactive Limited (HKG: 8131), China National Culture Group Ltd. (HKG: 0745), Graphex Group Ltd. (HKG: 6128), and ATIF Holdings Limited (Nasdaq: ATIF). In addition, Mr. Liu is a certified tax advisor and fellow member of the Institute of Chartered Accountants in England and Wales, the Association of Chartered Certified Accountants, the Institute of Financial Accountants of the United Kingdom, the Institute of Certified Public Accountants of Australia, the Institute of Certified Public Accountants of Hong Kong, the Taxation Institute of Hong Kong, and the Society of Registered Financial Planners. Mr. Liu received his bachelor’s degree in Accountancy from the Hong Kong Polytechnic University in 1997 and his Master of Business Administration degree from the University of Lincoln, England in 2002.

Mr. Russell Morgan has served as our independent director since May 2024. Mr. Morgan is an experienced financial controller with many years of business experience. Since March 2020, Mr. Morgan has served as a financial controller at Pilot Inc., an auto accessories company, where he is responsible for overseeing accounting, financial reporting, budgeting, forecasting, and financial analysis. From October 2002 to February 2020, Mr. Morgan served as a financial controller at Lynx Grills, Inc., where he was responsible for day-to-day financial supervision, strategic planning, cost savings, and mitigating financial risk. Mr. Morgan is skilled at creatively and methodically detecting, analyzing, researching, and streamlining issues quickly, which has led to the successful optimization of financial framework. This valuable expertise would be of great value in his role as a board member of our Company. Mr. Morgan received his bachelor’s degree in Accounting from California State University, Long Beach in 1986.

Ms. Florence Ng has served as our independent director since May 2024. As a legal and financial expert, Ms. Florence Ng is a qualified solicitor in Hong Kong Special Administrative Region, specializing in international cross-border mergers and acquisitions transactions, and corporate commercial matters. Since December 31, 2013, Ms. Ng has served, as an independent non-executive director at China Castson 81 Finance Company Limited, a Hong Kong Stock Exchange listed company (HKG: 0810) that focuses on investing in and operating Internet and financial technology businesses in China. She has also served as an independent non-executive director at Silver Tide Holdings Limited (HKG: 1943) since October 20, 2022. Ms. Ng has also held various senior leadership roles at Mega Matrix Corp (NYSE: MTMT), including executive director (from October 1, 2021 to September 30, 2022), general counsel (from October 1, 2021 to November 1, 2021), vice president of operations and business development (from November 1, 2021 to March 25, 2022), chief operating officer (from March 25, 2022 to September 30, 2022), and consultant since October 1, 2022. Ms. Ng received her bachelor’s degree in Art from San Francisco State University in 1987 and her bachelor’s degree in Law from the University of London in 2006. She also obtained a master’s degree in Law from the City University of Hong Kong with distinction award in 2007, and a Fintech certification from the University of Oxford in 2019.

Family Relationships

There is no family relationship among any directors or executive officers.

Board Diversity

The composition of our board of directors currently includes three individuals who are diverse under the Nasdaq Listing Rule 5605(f) regarding board diversity, representing gender diversity of 20%, as presented in the below Board Diversity Matrix. Under Nasdaq Listing Rule 5605(f), directors who self-identify as (i) female, (ii) an underrepresented minority or (iii) LGBTQ+ are defined as being diverse. The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions:

Board Diversity Matrix (as of the Date of this Prospectus)
Total Number of Directors	5
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	—	—

Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	3	—	—
Hispanic or Latino	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Controlled Company

As of the date of this prospectus, Mr. Aidy Chou, our Chief Executive Officer and Chairman of the Board of Directors, holds approximately 64.5% of the aggregate voting power of our outstanding common stock, and thus has the ability to determine all matters requiring approval by our stockholders. As a result, we are a “controlled company” within the meaning of the Nasdaq listing rules. As we are a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that our director nominees be selected or recommended solely by independent directors; and

•        the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors consists of five directors, three of whom are “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Leadership Structure and Risk Oversight

Currently, Mr. Aidy Chou serves as our Chief Executive Officer and Chairman of the Board of Directors. The board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as our board of directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors.

Our board of directors actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The committees of the board of directors assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board of directors with its oversight of the Company’s major financial risk exposure. The compensation committee assists the board of directors with its oversight of risks arising from the Company’s compensation policies and programs. The nominating and corporate governance committee assists the board of directors with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire board of directors continues to be regularly informed about the risks.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee, and a nominating and corporate governance committee. Our independent directors serve on each of the committees. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee consists of Kwong Sang Liu, Russell Morgan, and Florence Ng. Russell Morgan is the chairperson of our audit committee. We have determined that Kwong Sang Liu, Russell Morgan, and Florence Ng satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Exchange Act. Our board has also determined that Russell Morgan qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee consists of Kwong Sang Liu, Russell Morgan, and Florence Ng. Russell Morgan is the chairperson of our compensation committee. We have determined that Kwong Sang Liu, Russell Morgan, and Florence Ng satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•        reviewing and approving the total compensation package for our most senior executive officers;

•        approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•        reviewing and recommending to the board with respect to the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans;

•        selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        reviewing programs or similar arrangements, annual bonuses, employee pension, and welfare benefit plans.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of Kwong Sang Liu, Russell Morgan, and Florence Ng. Russell Morgan is the chairperson of our nominating and corporate governance committee. We have determined that Kwong Sang Liu, Russell Morgan, and Florence Ng satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers, and employees. Our code of business conduct and ethics is publicly available on our website.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary only and not meant to be complete, but is subject to and qualified in its entirety by our amended and restated articles of incorporation and bylaws, as amended from time to time, and by the provisions of the applicable Nevada law. Reference is made to our amended and restated articles of incorporation, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

Under our amended and restated articles of incorporation, we are authorized to issue up to 100,000,000 shares of common stock, par value $0.00001 per share. As of the date of this prospectus, there are 41,677,147 shares of Common Stock issued and outstanding. All of the outstanding shares of Common Stock are validly issued, fully paid, and non-assessable.

•        Dividend Rights and Distributions.    The holders of our Common Stock are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose;

•        Conversion Rights.    Our Common Stock is not convertible into any other shares of our capital stock;

•        Voting Rights.    Each holder of our Common Stock is entitled to one vote per share on all matters to be voted upon by stockholders. Holders of our Common Stock do not have cumulative voting rights;

•        Preemptive Rights.    The holders of our Common Stock have no preemptive rights;

•        Redemption.    We have no obligation or right to redeem our Common Stock; and

•        Assets Upon Dissolution.    Our Common Stock ranks junior with respect to dividend rights and rights upon our liquidation, dissolution, or winding up to all other securities and indebtedness. In the event of liquidation, dissolution, or winding up, the holders of our Common Stock would be entitled to share equally on a per share basis, after payment or provision for payment of all our debts and liabilities, all of our remaining assets available for distribution.

Outstanding Warrants and Options

On May 15, 2024 and June 26, 2024, we issued to D. Boral Capital LLC (“DBC,” formerly known as EF Hutton LLC) and its affiliates warrants, exercisable during the five-year period from May 15, 2024, entitling DBC to purchase an aggregate of up to 81,700 shares of Common Stock at a per share price equal to 125.0% of the public offering price per share in our initial public offering, or $6.25. We have not issued any options exercisable for our capital stock.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•        the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

•        if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, or (ii) the market value per share of Common Stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (iii) 10% or more of the earning power or net income of the corporation, and (iv) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Listing

Our Common Stock is listed on the Nasdaq Global Market under the ticker symbol “BTOC.”

Transfer Agent

The transfer agent of our Common Stock is Transhare Corporation. Its address is Bayside Center 1, 17755 North US Highway 19, Suite #140, Clearwater, FL 33764.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Stockholder. The shares of Common Stock may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of Common Stock offered by this prospectus could be effected in one or more of the following methods:

•        ordinary brokers’ transactions;

•        transactions involving cross or block trades;

•        through brokers, dealers, or underwriters who may act solely as agents;

•        “at-the-market” into an existing market for the shares of our Common Stock;

•        in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•        in privately negotiated transactions;

•        through any combination of the foregoing; or

•        any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters, or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholder.

As consideration for its irrevocable commitment to purchase our Common Stock at our direction under the SEPA, we have agreed to pay the Selling Stockholder the Commitment Fee totaling $500,000. One half of the Commitment Fee was paid through the issuance of 43,147 shares of Common Stock to the Selling Stockholder on December 13, 2024 as Commitment Shares. The remaining one-half of the Commitment Fee will be paid on the three-month anniversary of the Effective Date and will be paid in cash (or by way of an Advance). The Commitment Shares have a total aggregate value equal to 0.51% of the Selling Stockholder’s $50 million total dollar amount purchase commitment under the SEPA (assuming a value of $5.94 per Commitment Share, representing the Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) on the trading day immediately preceding the execution of the SEPA), upon execution of the SEPA. We have also paid a structuring fee to the Selling Stockholder in an aggregate amount of $25,000.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The Selling Stockholder has represented to us that at no time prior to the date of the SEPA has the Selling Stockholder, its sole member, any of their respective officers, or any entity managed or controlled by the Selling Stockholder or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock.

The Selling Stockholder has agreed that during the term of the SEPA, none of the Selling Stockholder, its sole member, any of their respective officers, or any entity managed or controlled by the Selling Stockholder or its sole member, will enter into or effect, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock, for its own account or for the account of any other such person or entity.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Common Stock offered in this offering will be passed upon for us also by Hunter Taubman Fischer & Li LLC.

EXPERTS

The consolidated financial statements for the fiscal years ended June 30, 2024 and 2023, included in this prospectus have been so included in reliance on the report of ZH CPA, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of ZH CPA, LLC is located at 999 18th Street, Suite 3000, Denver, Colorado, 80202.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including relevant exhibits and schedules under the Securities Act, covering the Common Stock offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about our common stock. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

•        our 2024 Annual Report, filed with the SEC on September 26, 2024;

•        our September 2024 Quarterly Report, filed with the SEC on November 14, 2024;

•        our Current Reports on Form 8-K filed with the SEC on November 26, 2024, December 20, 2024, and January 15, 2025;

•        the information in our proxy statement filed on October 28, 2024, to the extent incorporated by reference in our 2024 Annual Report; and

•        the description of our Common Stock set forth in the registration statement on Form 8-A, filed with the SEC on May 10, 2024, including any amendment or report filed for the purpose of updating such description.

Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (888) 691-2911 or by writing to us at the following address:

Armlogi Holding Corp.
20301 East Walnut Drive North
Walnut, California 91789
(888) 691-2911
info@armlogi.com

These filings and reports can also be found on our website, located at https://ir.armlogi.com/sec-filings. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus or the registration statement of which it forms a part. You should not rely on any information on our website in making your decision to purchase our Common Stock.

Up to 13,168,147 Shares of Common Stock

Prospectus dated [•], 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the sale of the Common Stock being registered. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$10,221
FINRA Filing Fee	$10,514
Legal Fees and Expenses	$180,000
Accounting Fees and Expenses	$0
Miscellaneous Expenses	$30,000
Total Expenses	$230,735

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation provide the personal liability of our directors is eliminated to the fullest extent permitted under the NRS.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses.

Discretionary indemnification pursuant to Section 78.7502 may be made as authorized upon determination that the indemnification is proper under the circumstances. Such determination may be made by (i) the stockholders; (ii) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; or (iii) independent legal counsel if ordered by a majority of the quorum consisting of directors who were not parties to the action, suit, or proceeding or if a quorum of directors who were not parties to the action, suit, or proceeding cannot be obtained.

Section 78.751 of the NRS requires a Nevada corporation to indemnify its officers and directors to the extent such person is successful on the merits or otherwise in defense of any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding or any claim, issue, or matter therein, including an action by or in the right of the corporation, if such person is or was serving as an officer or director of the corporation or, at the request of the corporation, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Such indemnification shall be for expenses actually and reasonably incurred by the person, including attorney’s fees, in connection with defending any such action, suit, or proceeding.

Unless otherwise restricted by the articles of incorporation, bylaws, or an agreement made by the corporation, Section 78.751 of the NRS provides that a corporation may pay expenses as incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement, including the requirement of mandatory advance payment of expenses.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director. Our bylaws require the payment of costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer in advance of final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser Common Stock	Date of Issuance	Number of Securities	Consideration/Note
Aidy Chou	October 7, 2022	30,800,000(1)	77% of the equity interests in Armstrong Logistic Inc.
Tong Wu	October 7, 2022	4,400,000(2)	11% of the equity interests in Armstrong Logistic Inc.
Asia International Securities Exchange Co., Ltd.	October 7, 2022	4,800,000(3)	12.0% of the equity interests in Armstrong Logistic Inc.
YA II PN, LTD	November 25, 2024	N/A (convertible)(4)

Issued a $5 million promissory note, convertible at a price equal to the lower of $7.5937 per share or 94% of the lowest daily VWAP during the five trading days prior to conversion (but no lower than $1.1880 per share). Matures November 25, 2026, with optional extension.

YA II PN, LTD	December 13, 2024	43,147

Partial consideration for YA’s commitment to purchase shares of our Common Stock in one or more purchases that we may direct them to make, from time to time pursuant to a standby equity purchase agreement(5)

____________

(1)      On July 14, 2023, Aidy Chou transferred an aggregate of 2,200,000 shares of Common Stock he was holding to Liang-Wei Chou and Verocana LLC. During the period from December 28, 2023 to January 5, 2024, Aidy Chou transferred an aggregate of 1,700,000 shares of Common Stock he was holding to three individuals. After the transfer, Aidy Chou held 26,900,000 shares of Common Stock of, or 64.54% equity interests in, Armlogi Holding Corp.

(2)      On March 27, 2023, Tong Wu transferred 100,000 shares of Common Stock he was holding to Peter Ying Liu. During the period from January 19, 2024 to January 23, 2024, Tong Wu transferred an aggregate of 840,000 shares of common stock he was holding to nine entities or individuals. After the transfer, Tong Wu held 3,460,000 shares of Common Stock, or 8.30% equity interests in, Armlogi Holding Corp.

(3)      From March 27, 2023 to June 28, 2023, Asia International Securities Exchange Co., Ltd. transferred an aggregate of 2,933,000 shares of Common Stock it was holding to 13 entities or individuals. After the transfer, Asia International Securities Exchange Co., Ltd. held 4.48% equity interests in Armlogi Holding Corp.

(4)      On November 25, 2024, we entered into a standby equity purchase agreement with YA II PN, LTD, Pursuant to which, the first tranche of the Pre-Paid Advance was disbursed by YA II PN, LTD to us on November 25, 2024 in the principal amount of $5 million. On November 25, 2024, we issued a promissory note evidencing the first tranche of the Pre-Paid Advance to YA II PN, LTD. The promissory note will mature on November 25, 2026, which may be extended at the option of YA II PN, LTD. This promissory note is convertible at a conversion price equal to the lower of (i) $7.5937 per share or (ii) 94% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion date (but no lower than the “floor price” then in effect, which is $1.1880 per share, subject to adjustment from time to time in accordance with the terms contained in the Promissory Notes).

(5)      On November 25, 2024, we entered into a standby equity purchase agreement with YA II PN, LTD, pursuant to which, YA is committed to purchase up to $50 million of shares of our Common Stock at any time during the two-year period following the execution date of the standby equity purchase agreement. As partial consideration for such commitment, we paid YA a structuring fee of $25,000 and expect to pay YA a commitment fee totaling $500,000. One-half of the commitment fee was paid through the issuance of 43,147 shares of Common Stock to YA on December 13, 2024. The remaining one-half of the commitment fee is expected to be paid on the three-month anniversary of the execution date of the standby equity purchase agreement in cash.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut, State of California, on January 24, 2025.

Armlogi Holding Corp.
By:	/s/ Aidy Chou
Aidy Chou Chief Executive Officer (Principal Executive Officer)

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Aidy Chou as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Aidy Chou	Chief Executive Officer, Director, and	January 24, 2025
Name: Aidy Chou	Chairman of the Board of Directors (Principal Executive Officer)
/s/ Sheng-Kai (Scott) Hsu	Chief Financial Officer	January 24, 2025
Name: Sheng-Kai (Scott) Hsu	(Principal Accounting and Financial Officer)
/s/ Tong Wu	Secretary, Treasurer, and Director	January 24, 2025
Name: Tong Wu
/s/ Florence Ng	Independent Director	January 24, 2025
Name: Florence Ng

EXHIBIT INDEX

Description
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)
3.2

Amendment to Articles of Incorporation of the Registrant, dated February 22, 2023, for correction of par value (incorporated by reference to Exhibit 3.2 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

3.3	Bylaws (incorporated by reference to Exhibit 3.3 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)
4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)
5.1*	Opinion of Hunter Taubman Fischer & Li LLC regarding the validity of the shares of Common Stock being registered
10.1

Employment Agreement effective as of January 1, 2022, by and between Aidy Chou and Armstrong Logistic (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

10.2

Employment Agreement effective as of January 1, 2022, by and between Tong Wu and Armstrong Logistic (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

10.3

Employment Agreement effective as of January 13, 2025, by and between Sheng-Kai (Scott) Hsu and the Registrant (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-42099) filed with the SEC on January 15, 2025)

10.4

Indemnification Agreement dated September 22, 2023, by and between Aidy Chou and the Registrant (incorporated by reference to Exhibit 10.4 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

10.5

Indemnification Agreement dated September 22, 2023, by and between Tong Wu and the Registrant (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

10.6

Indemnification Agreement dated January 13, 2025, by and between Sheng-Kai (Scott) Hsu and the Registrant (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 001-42099) filed with the SEC on January 15, 2025)

10.7

Indemnification Agreement dated September 22, 2023, by and between Kwong Sang Liu and the Registrant (incorporated by reference to Exhibit 10.7 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

10.8

Indemnification Agreement dated September 22, 2023, by and between Russel Morgan and the Registrant (incorporated by reference to Exhibit 10.8 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

10.9

Indemnification Agreement dated September 22, 2023, by and between Florence Ng and the Registrant (incorporated by reference to Exhibit 10.9 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

10.10

Director Offer Letter, between Kwong Sang Liu and the Registrant, dated September 19, 2023 (incorporated by reference to Exhibit 10.10 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

10.11

Director Offer Letter, between Russell Morgan and the Registrant, dated September 19, 2023 (incorporated by reference to Exhibit 10.11 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

10.12

Director Offer Letter, between Florence Ng and the Registrant, dated September 19, 2023 (incorporated by reference to Exhibit 10.12 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

10.13

Service Agreement dated April 10, 2020, by and between FedEx and Armstrong Logistic (incorporated by reference to Exhibit 10.13 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

10.14

Standby Equity Purchase Agreement, dated November 25, 2024, by and between the Registrant and YA II PN, LTD. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-42099) initially filed with the SEC on November 26, 2023)

Description
10.15

First Tranche Convertible Promissory Note, dated November 25, 2024, in favor of YA II PN, LTD. (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 001-42099) initially filed with the SEC on November 26, 2023)

10.16

Global Guaranty Agreement, dated November 25, 2024, by Armstrong Logistic Inc., Armlogi Truck Dispatching LLC, Andtech Trucking LLC, Amlogi Trucking LLC, Armlogi Group LLC, and Andtech Customs Broker LLC in favor of YA II PN, LTD. (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K (File No. 001-42099) initially filed with the SEC on November 26, 2023)

10.17

Registration Rights Agreement, dated November 25, 2024, by and between the Registrant and YA II PN, LTD. (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K (File No. 001-42099) initially filed with the SEC on November 26, 2023)

14.1

Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 14.1 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)

21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 of our Registration Statement on Form F-1 (File No. 333-274667) initially filed with the SEC on September 22, 2023)
23.1*	Consent of ZH CPA, LLC
23.2*	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

____________

*        Previously filed